Exhibit 99.1

Joshua Moore
NEWS RELEASE	Vice President — IR, Treasury & Corporate Finance
FOR IMMEDIATE RELEASE	(972) 409-1527

Michaels Stores, Inc. Announces the Closing of its Senior Subordinated Notes Offering

IRVING, Texas, Dec. 19, 2013 /PRNewswire/ — Michaels Stores, Inc. (the “Company”) announced today the closing of its $260 million aggregate principal amount of 5 7/8% senior subordinated notes due December 15, 2020 (the “notes”). Interest on the notes is payable semiannually in arrears on each June 15 and December 15, commencing on June 15, 2014.

The Company intends to use the net proceeds from this offering, along with cash on hand, to redeem its outstanding 11 3/8% senior subordinated notes due 2016 and to pay the applicable redemption premium, accrued and unpaid interest and related fees and expenses. As of November 2, 2013, an aggregate amount of $255 million was outstanding under the 2016 senior subordinated notes.

The Notes were offered and sold in a private placement to qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in transactions outside the United States pursuant to Regulation S under the Securities Act. The notes have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold absent registration under the Securities Act or applicable state securities laws or applicable exemptions from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Irving, Texas-based Michaels Stores, Inc. is North America’s largest specialty retailer of arts, crafts, framing, floral, wall decor and seasonal merchandise for the hobbyist and do-it-yourself home decorator. As of November 2, 2013, the Company owns and operates 1,137 Michaels stores in 49 states and Canada and 122 Aaron Brothers stores, and produces 11 exclusive private brands including Recollections®, Studio Decor®, Bead Landing®, Creatology®, Ashland®, Celebrate It®, Art Minds®, Artist’s Loft®, Craft Smart®,  Loops & Threads® and Imagin8®.

This news release may contain forward-looking statements, including those relating to the proposed offering by Michaels Stores, Inc. (the, “Company”) and the proposed use of proceeds. Important factors that could cause actual results to differ materially from our expectations include, without limitation: the ability of the Company to successfully complete the offering on terms and conditions satisfactory to us; capital market risks; and the impact of general economic or industry conditions. There can be no assurance that the Company will be able to complete the proposed offering on the anticipated terms, or at all. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this news release. Other risks and uncertainties are more fully described in our filings with the Securities and Exchange Commission. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.